EXHIBIT 5.1
[Letterhead of]
C R A V A T H,   S W A I N E   &   M O O R E   L L P
[New York Office]
April 23, 2007
UAL Corporation
United Air Lines, Inc.
$726,000,000 Aggregate Principal Amount of
4.5% Senior Limited-Subordination
Convertible Notes due 2021
Ladies and Gentlemen:
     We have acted as counsel for UAL Corporation, a Delaware corporation (“UAL”), and United Air Lines, Inc., a Delaware corporation (“United”), in connection with the filing by UAL and United with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) on Form S-3 under the Securities Act of 1933 (the “Securities Act”), covering the resale by holders of up to $726,000,000 aggregate principal amount of UAL’s 4.5% Senior Limited-Subordination Convertible Notes due 2021 (the “Notes”) and shares of UAL common stock, $0.01 par value per share (the “Common Stock”), which may be issued upon conversion of the Notes or in payment of interest on the Notes. The Notes were issued pursuant to an Indenture, dated as of July 25, 2006 (the “Indenture”), among UAL, United, as guarantor, and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the Indenture and the Registration Statement.
     Based upon the foregoing, we are of opinion as follows:
     1. The Indenture has been duly authorized, executed and delivered by each of UAL and United, and constitutes a legal, valid and binding obligation of each of

UAL and United, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).
     2. The Notes have been duly authorized and constitute legal, valid and binding obligations of UAL entitled to the benefits of the Indenture and enforceable against UAL in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).
     3. The Note Guarantee (as defined in the Indenture) has been duly authorized and constitutes a legal, valid and binding obligation of United entitled to the benefits of the Indenture and enforceable against United in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).
     4. The Notes are convertible into Common Stock, and interest is payable on the Notes in common stock, in accordance with the terms of the Indenture; the shares of Common Stock issuable upon conversion of the Notes or in payment of interest on the Notes have been duly authorized and such shares, when issued and delivered upon conversion of the Notes or in payment of interest on the Notes in the manner provided in the Indenture, will be validly issued, fully paid and nonassessable. As of the date hereof, holders of outstanding shares of Common Stock are not entitled to statutory preemptive rights in connection with the issuance of such shares upon such conversion or such payment of interest.
     We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

     We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

UAL Corporation
United Air Lines, Inc.
77 West Wacker Drive
Chicago, Illinois 60601